Exhibit 10.35

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AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (hereinafter “Agreement” or “Agreement and General Release”) is made by and between Momenta Pharmaceuticals, Inc. (“Momenta” or the “Company”) and Scott Storer (“Employee”). In order to resolve all matters relating to Employee’s employment, including but not limited to issues relating to the cessation of Employee’s employment, Momenta and Employee (collectively referred to as “the Parties”), voluntarily agree that:
1.Last Day of Employment. Employee’s last day of employment with Momenta was October 5, 2018, referred to as the “date of termination.” Payment of all salary ceased as of Employee’s last day of employment, as did his right to participate in Momenta benefit programs unless otherwise required by law or provided for in this Agreement. Payment of all final pay for time worked through October 5, 2018, and payment for all accrued but unused vacation time Employee was made on October 5, 2018.
2.Consideration. In consideration for Employee signing this Agreement and General Release, and complying with its terms, Momenta agrees to provide the following separation benefits in accordance with and pursuant to the Executive Employment Agreement between Employee and the Company dated as of October 27, 2016 (as amended, the “Employment Agreement”):
(a)Four hundred twenty thousand dollars ($420,000), representing an amount equal to twelve (12) months of Employee’s gross base salary as of the date of termination, less lawful deductions, to be paid in equal ratable installments in accordance with the Company’s regular payroll practices over the twelve (12) month period beginning on the next payroll date following the 60th day after the date of termination;
(b)One hundred sixty eight thousand dollars ($168,000), less lawful deductions, representing the greater of (i) the annual discretionary target bonus for Employee for fiscal year 2018 and (ii) the annual bonus paid to the Employee for fiscal year 2017, to be paid in one lump sum on the next payroll date following the 60th day after the date of termination;
(c)if Employee is eligible for and timely elects to continue his medical, dental and/or vision health insurance coverage pursuant to COBRA, the Company shall continue to contribute, until the earlier of twelve (12) months following the date of termination or the date on which Employee becomes eligible to receive group medical, dental and/or vision insurance coverage through a new employer (the “Contribution Period”), toward the cost of Employee’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Contribution Period, shall be paid by Employee on a monthly basis. After the Contribution Period, Employee may continue receiving coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation. Employee agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible for group medical and/or dental insurance coverage through another employer;
(d)the Company shall continue to provide benefits to Employee in accordance with any applicable life insurance, accident and/or disability plans under which he was eligible as of the date of termination consistent with such benefits as may be provided to active and similarly situated employees covered by such plans, until the earlier of (i) twelve (12) months following the date of termination or (ii) the date on which Employee becomes eligible to receive substantially comparable coverage through a new employer (the “Extended Benefits Period”); provided, however, that if such plans do not permit continued coverage of Employee following the date of termination, the Company shall instead reimburse Employee for the reasonable cost of purchasing substantially comparable coverage during the Extended Benefits Period, payable in accordance with Section 10(d). Employee agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible for life insurance, accident and/or disability coverage through a new employer;
(e)Employee shall be entitled to continued vesting of any unvested stock options outstanding as of the date of termination (collectively, the “Outstanding Stock Options”) for a period of twelve (12) months from the date of termination (the “Extended Vesting Date”) regardless of whether Employee maintains a continuous service relationship with the Company during such time and, subject to the terms of the applicable equity plan and award agreement, the right to exercise any Outstanding Stock Options shall terminate on the earlier of three months after the Extended Vesting Date and the original expiration date of the Outstanding Stock Option (assuming no termination of employment occurred); provided that, if Employee maintains a continuous service relationship with the Company after the Extended Vesting Date, Employee will be eligible for continued vesting and exercisability of any Outstanding Stock Options as described in, and subject to the terms of, the documents governing the Outstanding Stock Option. Employee shall also be entitled to immediate vesting, on the date of termination, of any restricted stock awards and restricted stock unit awards with underlying shares that (i) vest solely through the passage of time (i.e., service-based vesting) and not upon the achievement of specified conditions or milestones (i.e., nonce-based vesting) or (ii) accelerate in

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accordance with their terms in connection with Employee’s termination without cause (collectively, “Outstanding Restricted Stock Awards”), in each case that would have vested during the period of twelve (12) months from the date of termination; provided that, if any such awards constitute “non-qualified deferred compensation” subject to Section 409A (as defined in Section 10), then such awards will vest on the date of termination and will be paid or settled, as applicable, in accordance with the schedule that applies to such awards notwithstanding the accelerated vesting provisions of this Section to the extent necessary to avoid a prohibited distribution under Section 409A. For the avoidance of doubt and notwithstanding the contrary terms of any Outstanding Restricted Stock Award, Employee will not continue vesting in any Outstanding Restricted Stock Awards by reason of Employee’s continued service to the Company following the date of termination and Employee shall have no further rights with respect to any Outstanding Restricted Stock Awards that remain unvested after taking into account the vesting provisions set forth in this Section 2(e); and
(f)The gross amount of two hundred thirty seven thousand two hundred eighty dollars ($237,280), less lawful deductions, to be paid in equal ratable installments in accordance with the Company’s regular payroll practices over the twelve (12) month period beginning on the next payroll date following the 60th day after the date of termination; provided, however that (i) if Employee enters into a written agreement for full-time employment with a new employer on or before February 22, 2019, then any remaining unpaid amounts under this Section 2(f) will be forfeited and will not be paid to Employee or (ii) if Employee does not enter into a written agreement for full-time employment with a new employer on or before February 22, 2019, then any remaining unpaid amounts under this Section 2(f) will be paid to Employee in a single lump sum on the Company’s first regular payroll date that occurs after February 22, 2019 (and in all events no later than March 15, 2019).
3.No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive the monies and/or benefits specified in Section 2 above, except for his signing of this Agreement and the fulfillment of the promises contained herein.
4.Employee General Release, Claims Not Released and Related Provisions. In exchange for the mutual promises made in this Agreement and in the Employment Agreement, Employee agrees:
(a)Employee General Release of All Claims. Employee on behalf of himself, his heirs, executors, representatives, agents, insurers, administrators, successors and assigns knowingly and voluntarily and to the maximum extent permitted by law releases and forever discharges, Momenta Pharmaceuticals, Inc., any and all past, present or future companies, parent companies, partners, divisions, subsidiaries, affiliates, trustees, corporations under common control or ownership, business partners, and each of its and their current and former officers, directors, insurers, shareholders, officers, members, attorneys, insurers, agents and current/former employees, and each of their predecessors, successors, and assigns, and all related persons, individually and in their corporate capacities, and their employee benefit plans and programs and their administrators and fiduciaries (all individually and collectively referred to throughout the remainder of this Agreement as “the Released Parties”) of and from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, known and unknown, asserted or unasserted, that Employee has, had or may have against the Released Parties (whether individually or collectively) as of the date Employee signs this Agreement, including, but not limited to (i) any claims under any federal, state, local or foreign law arising out of, or in any way related to Employee’s employment, benefits, employment and end of employment with Momenta, and all claims arising under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Age Discrimination In Employment Act, as amended (“ADEA”); The Older Workers Benefit Protection Act; The Genetic Information Nondiscrimination Act of 2008 (“GINA”), The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Family and Medical Leave Act; The Equal Pay Act, as amended; The Worker Adjustment and Retraining Notification Act, as amended; The Uniform Services Employment and Reemployment Rights Act, as amended; The Massachusetts Law Against Discrimination/Fair Employment Practices Act, G.L. c. 151B; The Massachusetts Parental Leave Law; The Massachusetts Privacy Statute, G.L. c. 214, § 1B; The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; The Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; The Massachusetts Consumer Protection Act, G.L. c. 93A; The Massachusetts Civil Rights Act, G.L. c. 12, §11; The Massachusetts paid sick leave law; The Massachusetts Equal Rights Act, G.L. c. 93; The Massachusetts Equal Pay law; any and all Massachusetts whistleblower protection laws; all other Massachusetts wage and hour laws; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for bonuses, commissions, stock grants, stock option grants, or any claims for incentive compensation of any type (but not including any claims for compensation or benefits as provided for in this Agreement above), whether under common law or Momenta policy or contract, and any other federal, state or local human rights, civil rights, wage-hour, whistleblower, pension or labor laws, rules and/or regulations, public policy; (iii) any claim for breach of contract, contract or tort laws; (iv) any claim arising under common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, negligence, claims based on theories of strict liability or respondeat superior, infliction of emotional distress, or otherwise; (v) any

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and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; or (vi) any other action or grievance against the Released Parties based upon any conduct, up to and including the date of the Agreement, and shall not, from any source or proceeding, seek or accept any additional award or settlement therefrom.
(b)Employee Claims Not Released. Employee is not waiving any rights he may have to: (a) his own vested employee benefits under Momenta’s health, welfare including but not limited to his rights to long-term disability benefits, or vested retirement benefit plans as of the date of termination; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; (f) indemnification rights provided for in ARTICLE EIGHTH of the Third Amended and Restated Certificate of Incorporation of the Company contract, related directors’ and officers’ liability insurance or applicable law; and/or (g) vested equity securities of Momenta.
(c)Eligibility Requirement, Acknowledgment. Employee’s termination of employment results from Momenta’s 2018 Reduction in Force Program (the “Program”), which was prompted by a significant change in the focus of the Company’s business to one centered on the development of novel therapeutics, while substantially exiting the biosimilar business. In order to participate in the Program, an employee must have been employed by, and not previously submitted his/her voluntary resignation to, Momenta in any capacity as of October 1, 2018. Selection of eligible employees for separation under the Program was based on various business considerations, including but not limited to, the Company’s revised corporate strategies, the responsibilities and functions of each position, employees’ specific training, experience, expertise and cross trainable skill sets, the product candidate(s) supported by employees, and the employees’ historical job performance; relative seniority and/or other business and technical needs. Attached as Exhibit A is a list of the job titles and ages (as of October 1, 2018), of all eligible employees selected and not selected for separation and whether he/she was/will be offered severance in exchange for signing a release of claims.
(d)Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.
(e)Other Agreements. Employee acknowledges and agrees that the provisions of Sections 8-10 of the Employment Agreement remain in full force and effect following the date of termination and are incorporated herein by reference, and Employee reaffirms his obligations under Sections 8-10 of the Employment Agreement. The Company acknowledges and agrees that the rights of indemnification to which Employee may be entitled pursuant to the Company’s certificate of incorporation, as amended from time to time (the “Certificate of Incorporation”), shall remain in full force and effect in accordance with, and to the extent provided under, the Certificate of Incorporation.
5.Company General Release, Claims Not Released. In exchange for the mutual promises made in this Agreement and in the Employment Agreement, the Company agrees:
(a)Company General Release of all Claims. The Company, on its own behalf and on behalf of all other Released Parties, knowingly and voluntarily and to the maximum extent permitted by law, releases and forever discharges Employee and any and all of Employee’s affiliates, successors and assigns (collectively, the “Employee Released Parties”) of and from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, known and unknown, asserted or unasserted, that the Company has, had or may have against the Employee Released Parties (whether individually or collectively) as of the date the Company signs this Agreement.
(b)Company Claims Not Released. The Company is not waiving any rights the Company may have to: (a) pursue claims against Employee relating to fraud or criminal conduct; (b) pursue claims which by law cannot be waived by signing this Agreement; (c) enforce this Agreement; and/or (d) challenge the validity of this Agreement.
6.Acknowledgments and Affirmations.
(a)Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim against Momenta, Inc. or the Released Parties. Employee also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled, except for those contemplated by this Agreement. Employee further acknowledges and agrees that by signing this Agreement and General Release, he shall not be eligible to receive any bonuses or other incentive or discretionary compensation except as specifically provided under Section 2 above. Employee affirms that he

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has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that he has no known workplace injuries or occupational diseases.
(b)By signing this Agreement, Employee affirms that he has not divulged any proprietary or confidential information of Momenta and will, to the maximum extent permitted by law, continue to maintain the confidentiality of such information consistent with Momenta’s policies and/or common law.
(c)Employee further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Momenta or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that, as set forth above, if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
7.Non-Disparagement. Employee agrees that to the maximum extent permitted by law, he shall not make any statement, whether written or oral, that is willfully disparaging of the Company, the members of its Board of Directors, and its senior management team. The Company agrees that it shall instruct its senior management team with knowledge of this Agreement and members of its Board of Directors not to make any statement that is willfully disparaging of Employee. Nothing in this paragraph shall prohibit or limit the ability of the Parties (and in the case of the Company, its current and former employees and members of its Board of Directors) from enforcing the terms of this Agreement or testifying truthfully (including opinion testimony) in any legal proceeding, and/or in response to a valid subpoena issued in connection with a legitimate Court or administrative proceeding, including but not limited to depositions.
8.Confidentiality and Return of Property.
(a)Employee agrees that to the maximum extent permitted by law, he shall not disclose to any other person or entity (including but not limited to social networking web sites and/or members of the press/media), any information regarding the underlying facts leading up to this Agreement, except to his spouse/significant other, tax advisor, and/or an attorney with whom he chooses to consult regarding his consideration of this Agreement and General Release, or to enforce any provision of this Agreement or as otherwise permitted by law. Further, he may share this agreement with taxing authorities, the office of unemployment and his long-term insurance carrier if requested to do so.
(b)Notwithstanding the foregoing, nothing in this Agreement, the Employment Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement: (A) Employee shall not be in breach of this Agreement, the Employment Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(c)Employee affirms that he will return/has returned all of Momenta’s property, documents, and/or any confidential information in his possession or control, unless otherwise agreed by the parties.
9.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision that would result in the application of any other laws, and where applicable the laws of the United States. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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10.Section 409A.
(a)Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.
(b)It is intended that each installment of the payments and benefits provided under Section 2 above shall be treated as a separate “payment” for purposes of Section 409A.
(c)Notwithstanding anything in this Agreement to the contrary, any payments or benefits under Section 2 that constitute non-qualified deferred compensation subject to Section 409A shall begin only upon the date of a “separation from service” (within the meaning of Section 409A) which occurs on or after the date of termination. If, as of the date of the “separation from service” of the Employee from the Company within the meaning of Section 409A, the Employee is a “specified employee” (within the meaning of Section 409A), then:
i.Each installment of the payments and benefits due under Section 2 above that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in the Agreement; and
ii.Each installment of the payments and benefits due under Section 2 above that is not described in Section 10(c)(i) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A‑1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the Employee’s taxable year in which the separation from service occurs. The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).
(d)To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
11.Section 280G. For the avoidance of doubt, all payments and benefits under this Agreement shall be subject to the provisions of Section 5.3 of the Employment Agreement, which will apply, mutatis mutandis, to this Agreement.
12.Cooperation. Employee agrees to cooperate with the Company in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment, including, without limitation, in the defense or prosecution of any claims or actions which may be brought or threatened in the future against or on behalf of the Company. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which Employee has been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.

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13.Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties or the Employee Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.
14.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
15.Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except to the extent such agreements/understandings are incorporated in whole or in part by reference, including all equity agreements and relevant plan documents or otherwise adopted by this Agreement. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement and General Release. This Agreement is binding on the Company’s successors and assigns. Further, if Employee dies before receiving his full payments owed herein, the balance of the payments will be paid to his spouse. If his spouse is not alive at the time, the balance will be paid to his estate.
EMPLOYEE IS ADVISED THAT HE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE. IN ORDER TO RECEIVE THE PROMISES AND BENEFITS AND PAYMENTS UNDER SECTION 2 OF THIS AGREEMENT, EMPLOYEE MUST ACCEPT THIS AGREEMENT BY SIGNING THIS AGREEMENT (AND NOT THEREAFTER REVOKING HIS ACCEPTANCE) WITHIN THAT FORTY-FIVE CALENDAR DAY PERIOD.
EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JO-ANN BELTRAMELLO, SENIOR VICE PRESIDENT OF HUMAN RESOURCES, MOMENTA PHARMACEUTICALS, INC., 301 BINNEY STREET, CAMBRIDGE, MA 02142 AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED, OR MAILED AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. THIS AGREEMENT WILL BECOME EFFECTIVE ON THE FIRST DAY AFTER THE EXPIRATION OF THE EMPLOYEE’S REVOCATION PERIOD PROVIDED THAT EMPLOYEE HAS NOT PREVIOUSLY REVOKED THIS AGREEMENT AS SET FORTH HEREIN.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES, AS DEFINED ABOVE, WHETHER INDIVIDUALLY OR COLLECTIVELY, INCLUDING ANY CLAIMS EMPLOYEE MAY HAVE UNDER THE ADEA.
The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below: